UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 09/10/2009

Kraton Polymers LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 333-123747

Delaware	26-3739386
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

15710 John F. Kennedy Blvd., Suite 300

Houston, TX 77032

(Address of principal executive offices, including zip code)

281-504-4700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On September 10, 2009, Kraton Polymers LLC (which together with its direct and indirect subsidiaries is referred to herein as “Kraton” or the “Company”) committed to exit its Pernis, the Netherlands (“Pernis”) facility, where it currently produces isoprene rubber (IR), as of December 31, 2009. Kraton currently plans to transfer IR production to an alternative Company site. The Company is in the process of completing project scoping for producing the alternative capacity, and until such alternative production capacity is brought on line, Kraton plans to satisfy customer demand for IR with inventory currently on hand.

Commensurate with the exit, Kraton currently estimates that it will incur approximately $5.0 million to $6.0 million in asset retirement obligations, $6.0 million to $7.0 million in restructuring costs (of which approximately $1.0 million will be a non-cash charge to write-down the Company’s inventory of spare parts), and $19.0 million to $21.0 million in accelerated depreciation of fixed assets. The asset retirement obligations and the restructuring costs will be recorded in the third quarter of 2009, and the accelerated depreciation will be recorded ratably, over the remainder of 2009, beginning in September 2009.

Kraton currently expects that the asset retirement obligations and the cash restructuring charges will be substantially paid in the first half of 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraton Polymers LLC

Date: September 16, 2009	By:	/s/ Stephen E. Tremblay
Stephen E. Tremblay
Chief Financial Officer

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